Exhibit 99.1

News Release

Wabtec Reports 1Q EPS of 52 Cents, Up 27%; Company Also Increases 2007 Guidance

WILMERDING, PA, April 26, 2007 – Wabtec Corporation (NYSE: WAB) today reported its 2007 first quarter results, including the following highlights:

•	Earnings per diluted share were 52 cents, 27 percent higher than the year-ago quarter and the company’s 12th consecutive quarterly earnings increase.

•	First quarter sales increased 20 percent to a record $314.3 million, reflecting the benefits of the company’s growth strategies.

•	Income from operations, as a percent of sales, was 13.4 percent, 1.1 percentage points higher than the year-ago quarter.

•	At March 31, 2007, the company’s multi-year backlog was $1.1 billion, 7 percent higher than at Dec. 31, 2006, even with the record sales quarter.

Albert J. Neupaver, Wabtec’s president and chief executive officer, said: “We’re off to a solid start in 2007, with the expected growth in our Transit Group, and our Freight Group performing well at a high level. This strong financial performance, which gives us the confidence to increase our guidance for the year, is being driven by the execution of our strategic growth initiatives: global and market expansion, new products, aftermarket expansion and acquisitions. For example, the integration of the acquisitions we made in the fourth quarter of 2006 has been progressing as planned, and we continue to explore similar opportunities to invest our cash. During the quarter, we also saw renewed interest from freight railroads in electronic braking, and our Electronic Train Management System® continued to gain traction. Wabtec is well positioned to take advantage of growth opportunities and deliver another year of double-digit revenue and earnings growth in 2007.”

2007 First Quarter Results

Sales increased $52 million, or 20 percent. More than half of the increase came from internal growth, due mainly to higher sales of commuter locomotives. Gross margin (gross profit divided by net sales) was 27.5 percent compared to 28.6 percent in the year-ago quarter due to a change in product mix. Gross margin was 26.7 percent in the fourth quarter of 2006.

Operating expenses were 14.1 percent of sales, compared to 16.3 percent in the year-ago quarter. The company’s operating margin (income from operations divided by net sales) increased to 13.4 percent compared to 12.3 percent in the year-ago quarter due to higher sales volumes and the benefits of the Wabtec Performance System. Operating margin was 12.4 percent in the fourth quarter of 2006.

At March 31, 2007, the company had cash and equivalents of $206 million, $18 million higher than at Dec. 31, 2006, while debt remained at $150 million for both periods.

Tim Wesley	Phone: 412.825.1543	Wabtec Corporation
	E-mail: twesley@wabtec.com	1001 Air Brake Avenue
	Website: www.wabtec.com	Wilmerding, PA 15148

News Release

2007 Guidance Increased

Based on its first quarter performance and current market conditions, Wabtec now expects 2007 sales growth of between 12-14 percent and 2007 earnings per diluted share of about $2.10. This earnings guidance, which represents growth of about 20 percent compared to 2006, now includes restructuring expenses to complete the plan initiated and previously announced last year.

Neupaver said: “We expect our core markets to remain strong this year, and we are also benefiting from our strategic growth initiatives, the ramp up of several long-term contracts, acquisitions and our diversified business model. In addition, we are improving operating margins from continued application of the Wabtec Performance System and internal cost improvement programs. Our long-term financial goals are to average annual double-digit growth in sales and earnings per diluted share through the business cycle, and we are continuing to position the company to achieve these goals.”

Wabtec Corporation (www.wabtec.com) is a global provider of value-added, technology-based products and services for the rail industry. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new switcher and commuter locomotives, and provides aftermarket services.

This release contains forward-looking statements, such as statements regarding the company’s expectations about future earnings. Actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, a slowdown in the North American economy; a decrease in freight or passenger rail traffic; an increase in manufacturing costs, especially raw materials; and other factors contained in the company’s regulatory filings, which are herein incorporated by reference. The company assumes no obligation to update these forward-looking statements or advise of changes in the assumptions on which they are based.

The company will conduct a conference call with analysts and investors at 11 a.m., eastern time, today. To listen to the call via webcast, please go to www.wabtec.com and click on the “Webcasts” tab in the “Investor Relations” section.

Tim Wesley	Phone: 412.825.1543	Wabtec Corporation
	E-mail: twesley@wabtec.com	1001 Air Brake Avenue
	Website: www.wabtec.com	Wilmerding, PA 15148

WABTEC CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2007 AND 2006

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	For the Three Months 2007	For the Three Months 2006
Net sales	$314,264	$262,409
Cost of sales	(227,698)	(187,319)

Gross profit	86,566	75,090
Gross profit as a % of Net Sales	27.5%	28.6%
Selling, general and administrative expenses	(34,945)	(33,788)
Engineering expenses	(8,816)	(8,115)
Amortization expense	(688)	(859)

Total operating expenses	(44,449)	(42,762)
SGA as a % of Net Sales	11.1%	12.9%
Operating expenses as a % of Net Sales	14.1%	16.3%
Income from operations	42,117	32,328
Income from operations as a % of Net Sales	13.4%	12.3%
Interest income (expense), net	(636)	(1,124)
Other income (expense), net	(809)	272

Income from continuing operations before income taxes	40,672	31,476
Income tax expense	(15,118)	(11,408)

Effective tax rate	37.2%	36.2%
Income from continuing operations	25,554	20,068
Discontinued operations
(Loss) income from discontinued operations (net of tax)	(32)	(22)

Net income	$25,522	$20,046

Earnings Per Common Share
Basic
Income from continuing operations	$0.53	$0.42
(Loss) income from discontinued operations	—	—
Net income	$0.53	$0.42

Diluted
Income from continuing operations	$0.52	$0.41
(Loss) income from discontinued operations	—	—
Net income	$0.52	$0.41
Weighted average shares outstanding
Basic	48,302	48,091

Diluted	48,895	48,741

Sales by Segment
Freight Group	$184,667	$180,816
Transit Group	129,597	81,593

Total	$314,264	$262,409